Exhibit 99.1

Contact:

Investors: Stacey Walters (509) 495-2046 stacey.walters@avistacorp.com

Media: Lena Funston (509) 495-8090 lena.funston@avistacorp.com

Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Strong Q3 2025 Financial Results, Confirms 2025 Earnings Guidance

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Strong third quarter financial results reflect the benefits of general rate cases and disciplined cost management.
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Affirming earnings guidance, with Avista Utilities expected to deliver earnings at the upper end of its range and consolidated results anticipated to be near the lower end of the range.
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2025 RFP shortlist selected, including Avista ownership options.

SPOKANE, Wash. – Nov. 5, 2025, 4:05 a.m. PST: Avista Corp. (NYSE: AVA) today reported third quarter 2025 financial results. Third quarter net income rose to $0.36 per diluted share in 2025, up from $0.23 per diluted share in Q3 2024. Year-to-date net income increased to $1.51 per diluted share, compared to $1.44 per diluted share for the same period last year. These results were driven by strong operational execution, constructive regulatory outcomes, customer load growth, and disciplined cost management. The table below provides details on net income and earnings per diluted share for the third quarter and year-to-date 2025 compared to the same periods in 2024 (dollars in millions, except per-share data):

	Third Quarter		Year-to-Date
	2025	2024	2025	2024
Net Income (Loss) by:
Reportable Segments
Avista Utilities	$30	$20	$131	$111
AEL&P	—	—	4	5
Other non-reportable segment loss	(1)	(2)	(13)	(3)
Total net income	$29	$18	$122	$113
Earnings (Loss) per Diluted Share:
Reportable Segments
Avista Utilities	$0.38	$0.25	$1.63	$1.42
AEL&P	(0.01)	—	0.04	0.06
Other non-reportable segment loss	(0.01)	(0.02)	(0.16)	(0.04)
Total earnings per diluted share	$0.36	$0.23	$1.51	$1.44

CEO Perspective

“Our third-quarter results demonstrate the success of our strategic execution. We continue to advance our key initiatives, including working through next steps with the promising projects shortlisted in our 2025 RFP, and developing plans for expanded service to existing industrial customers within our service territory. We are committed to the strength of our core utility as we maintain our focus on delivering reliable service, investing in our communities and creating enduring value for our shareholders,” said Heather Rosentrater, President and CEO of Avista.

Analysis of 2025 Consolidated Earnings

The following table presents the changes in net income and diluted earnings per share for the third quarter and year-to-date 2025 compared to the same periods in 2024. It also outlines the various after-tax factors that contributed to these changes (dollars in millions, except per-share data):

	Third Quarter		Year-to-Date
	Net Income (a)	Earnings per Share	Net Income (a)	Earnings per Share
2024 consolidated earnings	$18	$0.23	$113	$1.44
Changes in net income and diluted earnings per share:
Avista Utilities
Electric utility margin (b)	26	0.32	68	0.84
Natural gas utility margin (c)	3	0.04	15	0.19
Other operating expenses (d)	(14)	(0.17)	(38)	(0.47)
Depreciation and amortization (e)	(5)	(0.05)	(10)	(0.12)
Interest expense	(1)	(0.02)	(2)	(0.03)
Other	1	0.02	(4)	(0.05)
Income tax at effective rate (f)	—	—	(9)	(0.11)
Dilution on earnings	n/a	(0.01)	n/a	(0.04)
Total Avista Utilities	10	0.13	20	0.21
AEL&P earnings	—	(0.01)	(1)	(0.02)
Other businesses earnings (g)	1	0.01	(10)	(0.12)
2025 consolidated earnings	$29	$0.36	$122	$1.51

(a)
The tax impact of each line item was calculated using Avista Corp.'s federal statutory tax rate of 21%.
(b)
Electric utility margin increased as a result of general rate cases, customer growth and non-decoupled load growth. The Energy Recovery Mechanism (ERM) resulted in a $13 million pre-tax expense for the first three quarters of 2025, compared to an $8 million pre-tax expense in the same period in 2024.
(c)
Natural gas utility margin increased primarily due to the effects of our general rate cases and customer growth.
(d)
Other operating expenses increased due to increased employee salaries and benefits costs, as well as thermal generation costs. In addition, net amortizations and deferrals associated with wildfire mitigation and insurance costs have increased, with corresponding increases to revenue which result in no impact to earnings. The increases in net amortizations and deferrals represent approximately one quarter of the increase in year-to-date other operating expenses.
(e)
Depreciation and amortization increased due to additions to utility plant.
(f)
Our effective tax rate in the first three quarters of 2025 was 11% compared to 2% in the prior year. The change is primarily due to a decrease in tax customer credits as the majority of the tax customer credits have been returned to customers. We expect our effective tax rate to be 11% for 2025.
(g)
Year-to-date losses at our other businesses increased due to higher net investment losses resulting from changes in fair value within our portfolio of investments and the recognition of our portion of losses in our equity method investments.

Liquidity and Capital Resources

Liquidity

As of Sept. 30, 2025, we had $210 million of available liquidity under the Avista Corp. committed line of credit and $43 million of available liquidity under our letter of credit facility. AEL&P had $23 million available under their line of credit as of Sept. 30, 2025.

In July 2025, we issued $120 million of long-term debt, using proceeds to repay borrowings outstanding on our committed line of credit. Also in July 2025, AEL&P entered into a $20 million term loan, using the proceeds to repay borrowings under AEL&P's line of credit and fund capital expenditures. We don't expect further issuances of long-term debt in 2025. We expect to issue up to $80 million of common stock in 2025, including $45 million issued in the first three quarters of the year.

In 2026, we expect to issue approximately $120 million of long-term debt and up to $80 million of common stock.

Capital Expenditures and Other Investments

In the first three quarters of 2025, Avista Utilities' capital expenditures were $363 million and AEL&P's capital expenditures were $16 million.

For Avista Utilities, we expect base capital expenditures of $3.7 billion through 2030, resulting in an average 6% annual growth rate as shown below (dollars in millions):

	2025	2026	2027	2028	2029	2030
Expected base annual capital expenditures	$525	$575	$605	$635	$670	$705

These estimates do not include potential expenditures for additional generation from our all-source Request for Proposal, incremental transmission projects or new large load customers.

Capital expenditures at AEL&P are expected to be $19 million in 2025, $17 million in 2026 and $14 million in 2027.

We expect to invest $5 million in 2025, $6 million in 2026, and $6 million in 2027 at our other businesses related to non-regulated strategic investment opportunities and economic development projects in our service territory.

2025 Earnings Guidance and Outlook

Avista Corp. is confirming its 2025 consolidated earnings guidance with a range of $2.52 to $2.72 per diluted share. As a result of $0.16 per diluted share of losses at our other businesses recorded in the first three quarters of the year, we expect to be at the low end of the consolidated range.

We expect Avista Utilities to contribute toward the upper end of a range of $2.43 to $2.61 per diluted share in 2025 due to strong performance, primarily from cost management and constructive regulatory outcomes.

Our guidance for Avista Utilities includes an expected $0.14 negative impact from the ERM in 2025, within the 90% customer/10% Company sharing band. We have absorbed $0.12 in the first three quarters of 2025.

We expect AEL&P to contribute in the range of $0.09 and $0.11 per diluted share in 2025.

Over the long term, we expect earnings growth in the 4-6% range from the midpoint of our 2025 guidance.

Our guidance does not include the effect of unusual or non-recurring items until the effects are probable. Various factors could cause actual results to differ materially from our expectations. Please refer to our 10-K for 2024, our 10-Q for the third quarter of 2025, and the cautionary statements below, for a full discussion of these factors.

Non-GAAP Financial Measures

The tables below include electric and natural gas utility margin, two financial measures that are considered “non-GAAP financial measures.” The most directly comparable measure calculated and presented in accordance with GAAP is utility operating revenues.

The presentation of electric and natural gas utility margin is intended to enhance the understanding of operating performance, as it provides useful information to investors in their analysis of how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. These measures are not intended to replace utility operating revenues as determined in accordance with GAAP as an indicator of operating performance.

The following table reconciles Avista Utilities' operating revenues to utility margin (after-tax) for the three and nine months ended Sept. 30 (dollars in millions):

	Electric		Natural Gas		Intracompany		Total
	2025	2024	2025	2024	2025	2024	2025	2024
For the three months ended Sept. 30
Operating revenues	$329	$316	$69	$74	$(4)	$(6)	$394	$384
Resource costs	88	107	31	40	(4)	(6)	115	141
Income taxes (a)	50	44	8	7	—	—	58	51
Utility margin, net of tax	$191	$165	$30	$27	$—	$—	$221	$192
For the nine months ended Sept. 30
Operating revenues	$1,000	$973	$407	$411	$(9)	$(15)	$1,398	$1,369
Resource costs	306	365	203	226	(9)	(15)	500	576
Income taxes (a)	146	128	43	39	—	—	189	167
Utility margin, net of tax	$548	$480	$161	$146	$—	$—	$709	$626
(a)
Income taxes for 2025 and 2024 were calculated using Avista Corp.'s federal statutory tax rate of 21%.

NOTE: We will host a conference call with financial analysts and investors on Nov. 5, 2025, at 10:30 a.m. ET to discuss this news release. This call can be accessed on Avista’s website at investor.avistacorp.com. You must register for the call via the link at Avista’s website (investor.avistacorp.com) to access the call-in details for the webcast. A replay of the webcast will be available for one year on the Avista Corp. web site at investor.avistacorp.com.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to approximately 424,000 customers and natural gas to 383,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.7 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 18,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

Utility Regulatory Risk

state and federal regulatory decisions or related judicial decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs, commodity costs, the ordering of refunds to customers and discretion over allowed return on investment; the loss of regulatory accounting treatment, which could require the write-off of regulatory assets and the loss of regulatory deferral and recovery mechanisms;

Operational Risk

weather conditions, which affect both energy demand and electric generating capability, including the impact of precipitation and temperature on hydroelectric resources, the impact of wind patterns on wind-generated power, weather-sensitive customer demand, and similar impacts on supply and demand in the wholesale energy markets; wildfires ignited, or allegedly ignited, by our equipment or facilities could cause significant loss of life and property or result in liability for resulting fire suppression costs and/or damages, thereby causing serious operational, reputational and financial harm; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, earthquakes, floods, extreme temperature events, snow and ice storms that could disrupt energy generation, transmission and distribution, as well as the availability and costs of fuel, materials, equipment, supplies and support services; political unrest and/or conflicts between foreign nation-states, which could disrupt the global, national and local economy, result in increases in operating and capital costs, impact energy commodity prices or our ability to access energy resources, create disruption in supply chains, disrupt, weaken or create volatility in capital markets, and increase cyber and physical security risks. In addition, any of these factors could negatively impact our liquidity and limit our access to capital, among other implications; explosions, fires, accidents, mechanical breakdowns or other incidents that could impair assets and may disrupt operations of our generation facilities, transmission, and electric and natural gas distribution systems or other operations and may require us to purchase replacement power or incur costs to repair our facilities; interruptions in the delivery of natural gas by our suppliers, including physical problems with pipelines themselves, can disrupt our service of natural gas to our customers and/or impair our ability to operate gas-fired electric generating facilities; explosions, fires, accidents or other incidents arising from or allegedly arising from our operations that could cause injuries to the public or property damage; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyberattacks or other malicious acts that could disrupt or cause damage to our utility assets or to the national or regional economy in general, including effects of terrorism, cyberattacks, ransomware, or vandalism that damage or disrupt information technology systems; pandemics, which could disrupt our business, as well as the global, national and local economy, resulting in a decline in customer demand, deterioration in the creditworthiness of our customers, increases in operating and capital costs, workforce shortages, losses or disruptions in our workforce due to vaccine mandates, delays in capital projects, disruption in supply chains, and disruption, weakness and volatility in capital markets. In addition, any of these factors could negatively impact our liquidity and limit our access to capital, among other implications; work-force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; changes in the availability and price of purchased power, fuel and natural gas, as well as transmission capacity; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; increasing health care costs and cost of health insurance provided to our employees and retirees; increasing operating costs, including effects of inflationary pressures; third party construction of buildings, billboard signs, towers or other structures within our rights of way, or placement of fuel containers within close proximity to our transformers or other equipment, including overbuilding atop natural gas distribution lines; the loss of key suppliers for materials or services or other disruptions to the supply chain; adverse impacts to our Alaska electric utility (AEL&P) that could result from an extended outage of its hydroelectric generating resources or their inability to deliver energy, due to their lack of interconnectivity to other electrical grids and the availability or cost of replacement power (diesel); changing river or reservoir regulation or operations at hydroelectric facilities not owned by us, which could impact our hydroelectric facilities downstream;

Climate Change Risk

increasing frequency and intensity of severe weather or natural disasters resulting from climate change that could disrupt energy generation, transmission and distribution, as well as the availability and costs of fuel, materials, equipment, supplies and support services; change in the use, availability or abundancy of water resources and/or rights needed for operation of our hydroelectric facilities, including impacts resulting from climate change; changes in the long-term climate and weather could materially affect, among other things, customer demand, the volume and timing of streamflows required for hydroelectric generation, costs of generation, transmission and distribution. Increased or new risks may arise from severe weather or natural disasters, including wildfires as well as their increased occurrence and intensity related to changes in climate;

Cybersecurity Risk

cyberattacks on the operating systems used in the operation of our electric generation, transmission and distribution facilities and our natural gas distribution facilities, and cyberattacks on such systems of other energy companies with which we are interconnected, which could damage or destroy facilities or systems or disrupt operations for extended periods of time and result in the incurrence of liabilities and costs; cyberattacks on the administrative systems used in the administration of our business, including customer billing and customer service, accounting, communications, compliance and other administrative functions, and cyberattacks on such systems of our vendors and other companies with which we do business, resulting in the disruption of business operations, the release of private information and the incurrence of liabilities and costs;

Technology Risk

changes in technologies, possibly making some of the current technology we utilize obsolete or introducing new cyber security risks and other new risks inherent in the use, by either us or our counterparties, of new technologies in the developmental stage including, without limitation, generative artificial intelligence; changes in the use, perception, or regulation of generative artificial intelligence technologies, which could limit our ability to utilize such technology, create risk of enhanced regulatory scrutiny, generate uncertainty around intellectual property ownership, licensing or use, or which could otherwise result in risk of damage to our business, reputation or financial results; changes in costs that impede our ability to implement new information technology systems or to operate and maintain current production technology; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems;

Strategic Risk

growth or decline of our customer base due to new uses for our services or decline in existing services, including, but not limited to, the effect of the trend toward distributed generation at customer sites; the potential effects of negative publicity regarding our business practices, whether true or not, which could hurt our reputation and result in litigation or a decline in our common stock price; changes in our strategic business plans, which could be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or may be sold back to the utility, and alternative energy suppliers and delivery arrangements; non-regulated activities may increase earnings volatility and result in investment losses; the risk of municipalization or other forms of service territory reduction;

External Mandates Risk

changes in environmental laws, regulations, decisions and policies, including, but not limited to, regulatory responses to concerns regarding climate change, efforts to restore anadromous fish in areas currently blocked by dams, more stringent requirements related to air quality, water quality and waste management, present and potential environmental remediation costs and our compliance with these matters; the potential effects of initiatives, legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources, prohibitions or restrictions on new or existing services, or restrictions on greenhouse gas emissions to mitigate concerns over climate changes, including future limitations on the usage and distribution of natural gas; restrictions or changes in government grant programs and/or availability of other public funding used for capital projects; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt fossil fuel-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; failure to identify changes in legislation, taxation and regulatory issues that could be detrimental or beneficial to our overall business; policy and/or legislative changes in various regulated areas, including, but not limited to, environmental regulation, healthcare regulations and import/export regulations; increasing costs due to potential tariffs applied to energy commodities and/or equipment and materials.

Financial Risk

our ability to obtain financing through the issuance of debt and/or equity securities and access to our funds held with financial institutions, which could be affected by various factors including our credit ratings, interest rates, other capital market conditions and global economic conditions; changes in interest rates that affect borrowing costs, variable interest rate borrowing and the extent to which we recover interest costs through retail rates collected from customers; volatility in energy commodity markets that affect our ability to effectively hedge energy commodity risks, including cash flow impacts and requirements for collateral; volatility in the carbon emissions allowances market that could result in increased compliance costs; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which could affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; economic conditions nationally may affect the valuation of our unregulated portfolio companies; declining electricity demand related to customer energy efficiency, conservation measures and/or increased distributed generation and declining natural gas demand related to customer energy efficiency, conservation measures and/or increased electrification; industry and geographic concentrations which could increase our exposure to credit risks due to counterparties, suppliers and customers being similarly affected by changing conditions; deterioration in the creditworthiness of our customers; activist shareholders may result in additional costs and resources required in response to activist actions;

Energy Commodity Risk

volatility and illiquidity in wholesale energy markets, including exchanges, the availability of willing buyers and sellers, changes in wholesale energy prices that could affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by individual counterparties and/or exchanges in wholesale energy transactions and credit risk from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of parties from whom we purchase and/or sell capacity or energy; potential environmental regulations or lawsuits affecting our ability to utilize or resulting in the obsolescence of our power supply resources; explosions, fires, accidents, pipeline ruptures or other incidents that could limit energy supply to our facilities or our surrounding territory, which could result in a shortage of commodities in the market that could increase the cost of replacement commodities from other sources;

Compliance Risk

changes in laws, regulations, decisions and policies at the federal, state or local levels, which could materially impact both our electric and gas operations and costs of operations; and the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels.

For a further discussion of these factors and other important factors, please refer to our Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2025. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation